EXHIBIT 99.1

Sibling Group to Acquire Urban Planet Mobile™ - Leading Global Innovator of Educational Products

AUSTIN, Texas, October 30, 2014 -- Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com) (the “Company”), an educational technology holding company, today announced that it has signed a non-binding letter of intent to acquire Urban Planet Media & Entertainment Corp., the operator of the Urban Planet Mobile™ education software platform (“UPM” or “Urban Planet”), a privately held mobile media company focused on creating high-value content and solutions in education, healthcare and literacy.

Based in Durham, North Carolina, UPM was co-founded in 2007 by its Chief Executive Officer Brian OliverSmith to create quality products utilizing digital technology and mobile devices to reach all people, anywhere, and particularly those with limited or non-existent access to high-quality education. Winner of five global awards for mobile learning, including the GSMA Global Mobile Award for Best Mobile Learning Innovation, UPM creates and distributes content for English language learners, and recently expanded into other areas such as literacy and mobile health. With mobile learning programs recognized for their social and global impact, UPM has one of the largest mobile distribution networks in the education industry and is currently working with more than 36 distributors and 30 mobile operators in over 40 countries worldwide.

Maurine Findley, Sibling’s chief executive officer said, “We are very excited about the prospects of combining the operations of Urban Planet Mobile and Sibling Group. UPM has a great reputation, a strong team, and a proven track record of global sales and marketing.  UPM has seen significant growth in emerging markets with education solutions that meet the needs of those countries.” Ms. Findley added, “By combining UPM with our Blended Schools Network operations we will solidify our position as a leader in education solutions.  UPM’s management team, led by Brian OliverSmith, will make an excellent addition to the Sibling Group family. The UPM acquisition continues the Sibling Group goal of leveraging technology and high quality content to reach all students, which drives value for all stakeholders.”

UPM’s product offerings include:

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Urban English®, a daily delivered audio English lesson. This lesson is delivered via sms, email, IVR, WhatsApp, Twitter, and other social messenger services used by hundreds of millions of people around the globe. UPM is currently delivering over 400,000 English lessons daily, globally.

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333 Words™, a new cross-platform, multi-media learning system initially used to deliver original English language learning on smartphone, tablet and computer. 333 Words utilizes video, audio, social sharing, voice recognition and analysis, and interactivity in all lessons.

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Cristiano Ronaldo Fan Club + English for Champions, a mobile product available worldwide to more than 120 million Cristiano Ronaldo fans. Users receive daily exclusive Cristiano Ronaldo video, wallpaper, CR Fun Fact, and an audio English lesson teaching common football phrases in English.

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Writing Planet, a comprehensive, automated assessment, web-based English writing development program created specifically for non-native English speakers. The underlying technology is calibrated to evaluate writing against the TOEFL, TOEIC, IELTS and SAT levels and rubrics. Writing Planet is currently being used by universities such as Duke University and Michigan State University, international schools, as well as English learning programs in the U.S. and abroad in over a dozen countries.

“We see the global education landscape growing exponentially and quickly shifting toward mobile and digital technologies,” OliverSmith said. “UPM’s global distribution relationships can be a key to growing Sibling Group’s award-winning Blended Learning Schools Network solutions internationally. Quite frankly, combining the Blended Schools Network’s powerful libraries of online education content with UPM, an award winning and widely distributed mobile education platform, has the potential to create tremendous value and synergy for shareholders, stakeholders and students.”

The proposed UPM acquisition is subject to due diligence, customary conditions, including approval of a definitive agreement and the approval of the Company’s board of directors. The consideration to complete the transaction includes the issuance of 12,500,000 restricted common shares of the Company and 500,000 shares of Preferred “A” convertible shares. Each Preferred “A” share is convertible into 20 common shares of the Company no sooner than 24 months from the date of issuance, at a conversion price of $.50 per share, unless, otherwise agreed to in writing by all parties, and approved by the majority of the Board of Directors of the Company. Both companies are working diligently to close the transaction by December 31, 2014.

About Sibling Group Holdings, Inc.:

Sibling Group Holdings, through its wholly owned subsidiary Blended Schools Network (BSN), provides benchmark quality online curriculum for the K-12 marketplace, complete hosted course authoring tools, professional development for teachers and a learning management system (LMS) environment. Sibling Group Holdings is focused on pursuing market expansion and new product development to meet the global trend towards leveraging educational technology to improve student performance.

For more information, visit www.siblinggroup.com

About Urban Planet Mobile:

Urban Planet Mobile is a leading innovator of educational products created for mobile, tablet, and computer.  The company is a GSMA Global Mobile Award for Best Mobile Learning Innovation winner, a 2013 CODiE Award Finalist, a Frost & Sullivan Most Innovative App designee, a Gartner Cool Vendor in Education Technology, and the creator of the USAID funded MobiLiteracy™ program in Uganda. Urban Planet Mobile’s products are available worldwide, with business in 40 countries and growing. With its pioneering audio SMS with IVR delivery, the company’s mobile learning products can be accessed on mobile phones around the world. Urban Planet Mobile is also the developer of 333 Words™, the cross-platform comprehensive English language learning system that exploits the power of smartphones, tablets, and computers to lead people from beginner to intermediate at a fast pace. Urban Planet offers Writing Planet™, a comprehensive, web-based English writing program built on automated assessment technology and created specifically for non-native English speakers.

For more information, visit www.urbanplanetmobile.com

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Sibling Group Holdings, Inc. and its planned acquisition of Urban Planet. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, that the anticipated acquisition of Urban Planet may not be completed or the expectations of future growth may not be realized. More information about potential factors that could affect our business and financial results is included under the captions, “Risk Factors” in the company's Annual Report on Form 10-KT for the transition period ended June 30, 2014 which has been filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's website at www.sec.gov.

Sibling Group Contact:

Richard Marshall, Chief Development Officer

Email: rmarshall@siblinggroup.com

Phone: (512)-329-1905

Urban Planet Mobile Contact:

Will Gordon, Marketing Manager

Email: will@up-me.com

Phone: (919)-237-2755